UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 4, 2014 (April 3, 2014)	0-7928
Date of Report (Date of earliest event reported)	Commission File Number

(Exact name of registrant as specified in its charter)

Delaware	11-2139466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

68 South Service Road, Suite 230 Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

(631) 962-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

On April 4, 2014, pursuant to the Indenture, dated as of May 8, 2009, between Comtech Telecommunications Corp. (the “Company”) and The Bank of New York Mellon, as Trustee (the “Trustee”), and relating to the Company's $200.0 million principal amount of 3.0% Convertible Senior Notes due 2029 (CUSIP Nos. 205826AE0 and 205826 AF7) (the “Senior Notes”), the Trustee sent a Notice of Redemption to holders of the Senior Notes (the "Holders") indicating that the Company intends to redeem any Senior Notes that remain outstanding on May 5, 2014. On April 3, 2014, the Trustee also sent a Repurchase Notice to the Holders indicating that the Holders may require the Company to repurchase some or all of their outstanding Senior Notes, solely for cash, on May 1, 2014. If all of the Senior Notes are redeemed or repurchased, the Company would pay the Holders $200.0 million, plus any accrued and unpaid interest. Copies of the Notice of Redemption and Repurchase Notice are attached to this Current Report on Form 8-K as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

Prior to the redemption or repurchase, the Holders may convert some or all of their holdings into shares of the Company’s common stock at a conversion price of $31.85 per share (a conversion rate of 31.3953 shares per $1,000 original principal amount of Senior Notes). As such, it is not possible to predict the extent to which any Senior Notes will remain outstanding and, therefore, subject to the redemption on May 5, 2014 or a repurchase on May 1, 2014. In any event, none of the Senior Notes will remain outstanding after May 5, 2014.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as otherwise expressly stated in such filing.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1 99.2	Notice of Redemption of 3.0% Convertible Senior Notes Repurchase Notice of 3.0% Convertible Senior Notes

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, Comtech Telecommunications Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
COMTECH TELECOMMUNICATIONS CORP.
Dated:    April 4, 2014

By:	/s/ Michael D. Porcelain Name: Michael D. Porcelain Title: Senior Vice President and
Chief Financial Officer